UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 1)*



                                  SURREY, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   8688L 10 9
                                 (CUSIP Number)


                                DECEMBER 31, 1998
                      (Date of Event Which Requires Filing
                               of This Statement)


            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]   Rule 13d-1(b)

                  [ X ]   Rule 13d-1(c)

                  [   ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided on the prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all the provisions of the Act.


                       (Cover page continued on next page)


                                 - Page 1 of 5 -

                                  SCHEDULE 13G

---------------------------------------  -------------------------------------------------------
CUSIP NO.       86888L  10  9               PAGE   2   OF   5   PAGES
           ------------------------               ---      ---
---------------------------------------  -------------------------------------------------------

---- -------------------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

               Martin J. van der Hagen
---- -------------------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a)[ ]
                                                                               (b)[ ]
---- -------------------------------------------------------------------------------------------
 3   SEC USE ONLY

---- -------------------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
---- -------------------------------------------------------------------------------------------
                     5       SOLE VOTING POWER
    NUMBER OF                    222,500
     SHARES      -------------------------------------------------------------------------------
  BENEFICIALLY       6       SHARED VOTING POWER
    OWNED BY                     -0-
      EACH       -------------------------------------------------------------------------------
    REPORTING        7       SOLE DISPOSITIVE POWER
     PERSON                      222,500
      WITH       -------------------------------------------------------------------------------
                     8       SHARED DISPOSITIVE POWER
                                 -0-
------------------------------------------------------------------------------------------------
 9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              222,500
-------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

-------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             9.4%
-------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                             IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - Page 2 of 5 -

ITEM 1.

(a)         Name of Issuer

            Surrey, Inc.

(b)         Address of Issuer's Principal Executive Offices

            13110 Trails End Road
            Leander, Texas 78641

ITEM 2

(a)         Name of Person Filing


            Martin J. van der Hagen

(b)         Address of Principal Business Office

            13110 Trails End Road
            Leander, Texas 78641

(c)         Citizenship

            United States of America

(d)         Title of Class of Securities

            Common stock, no par value

(e)         CUSIP Number

            86888L  10  9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR (c), CHECK WHETHER THE PERSON FILING IS a:

    (a)     [  ]    Broker or dealer registered under section 15 of the Act
                    (15 U.S.C.78o).

    (b)     [  ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

    (c)     [  ]    Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

    (d)     [  ]    Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e)     [  ]    An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E).

    (f)     [  ]   An employee benefit plan or endowment fund in accordance
                   with ss.240.13d-1(b)(1)(ii)(F).

    (g)     [  ]   A parent holding company or control person in accordance
                   with ss.240.13d-1(b)(1)(ii)(G).

                                 - Page 3 of 5 -

    (h)     [  ]   A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i)     [  ]   A church plan that is excluded from the definition of an
                   investment company under section 3(c)(14) of the Investment
                   Company Act of 1940 (15 U.S.C. 80a-3).

    (j)     [  ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP.

            The following information is provided as of December 31, 1998:

    (a)     Amount Beneficially Owned:                           222,500 shares

    (b)     Percent of Class (based on 2,487,727 shares
            outstanding):                                                  9.4%

    (c)     Number of shares as to which such person has:

            (i)    Sole power to vote or
                   to direct the vote:                           222,500 shares

            (ii)   Shared power to vote or
                   to direct the vote:                               -0- shares

            (iii)  Sole power to dispose or
                   to direct the disposition of:                 222,500 shares

            (iv)   Shared power to dispose or
                   to direct the disposition of:                     -0- shares


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

                                 - Page 4 of 5 -

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

                        After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:      February 8, 1999.


                                        /s/ Martin J. van der Hagen
                                       ----------------------------------------
                                            Martin J. van der Hagen


                                 - Page 5 of 5 -